APPENDIX A

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds and MUFG Union Bank, N.A.

Effective Date October 12, 2020

Funds

Absolute Capital Opportunities Fund
Absolute Convertible Arbitrage Fund
Absolute Strategies Fund
Auxier Focus Fund
Beck, Mack & Oliver Partners Fund
DF Dent Midcap Growth Fund
DF Dent Premier Growth Fund
DF Dent Small Cap Growth Fund
Lisanti Small Cap Growth Fund
MAI Managed Volatility Fund
Monongahela All Cap Value Fund
Payson Total Return Fund
Polaris Global Value Fund
The BeeHive Fund

By: Forum Funds	By: MUFG Union Bank, N.A.
“Principal”	“Custodian”

/s/ Jessica Chase	/s/Brian Davies
Authorized Signature	Authorized Signature

Jessica Chase, President	Brian Davies

10/12/20	10/12/20
Date	Date